Exhibit 99.1

Thomas & Betts Corporation Reports Second Quarter Net Earnings of $0.69 per Share Excluding Charges

GAAP Earnings $0.63 per Share; 2010 Full Year Earnings Guidance Range Narrowed

MEMPHIS, Tenn.--(BUSINESS WIRE)--July 22, 2010--Thomas & Betts Corporation (NYSE:TNB) today reported second quarter 2010 net sales of $514.6 million, up 11.6% compared to 2009 including $26.2 million in sales from acquisitions. Excluding acquisitions, year-over-year sales increased 6.0%. Increased volumes in the Electrical segment drove this sales increase.

Second quarter 2010 net earnings were $36.9 million or $0.69 per diluted share, excluding a $5.3 million pre-tax charge for environmental remediation ($0.06 per share). This represents a 60.5% increase compared to second quarter 2009 earnings of $0.43 per diluted share. Reported net earnings were $33.6 million or $0.63 per diluted share for the second quarter 2010.

“Thomas & Betts delivered a strong second quarter with sales and operating earnings both exceeding expectations,” said Dominic J. Pileggi, chairman and chief executive officer. “We’ve had notable success leveraging increased global demand for electrical products with our sales, marketing and product development initiatives targeted at faster-growing vertical markets. In addition, our recent acquisitions are contributing as anticipated and we continue to carefully manage discretionary spending and leverage our Lean manufacturing footprint.”

SEGMENT HIGHLIGHTS:

Consolidated segment earnings were $97.2 million, up 32.4% compared to the second quarter of 2009. As a percent of sales, segment earnings were 18.9%, a 300 basis point improvement over last year.

Electrical:

Second quarter 2010 Electrical segment sales increased 15.8% to $443.9 million. Excluding acquisitions, year-over-year sales increased 9.0%. Favorable foreign currency benefited sales by 3% and price was negligible. Factors contributing to the year-over-year volume increase included: a recovery in global industrial MRO spending; improving residential construction in North America; steady activity in U.S. institutional and infrastructure construction; and slightly improved global demand for utility distribution products.

Electrical segment earnings were $86.9 million, or 19.6% of sales in the quarter, compared to $58.8 million or 15.3% of sales last year. Higher industrial product sales, improved volumes and the impact from prior-year right-sizing activities contributed to the earnings improvement.

Steel Structures:

Second quarter 2010 Steel Structures sales were $49.6 million, compared to $55.0 million last year. Segment earnings were $8.0 million, or 16.2% of sales, in line with expectations. This compares to $12.1 million, or 22.1% of sales in the second quarter last year when the company experienced an exceptionally favorable project mix.

HVAC:

HVAC segment sales were $21.0 million in the quarter compared to $22.7 million last year. HVAC segment earnings were $2.3 million, or 11.0% of sales, compared to $2.6 million, or 11.3% of sales, last year.

BALANCE SHEET/LIQUIDITY HIGHLIGHTS:

Thomas & Betts ended the quarter with $385.6 million in cash and cash equivalents and over $375 million of availability under its existing credit facilities. Major uses of cash during the quarter included: the acquisition of PMA AG, a leading European supplier of specialty cable protection systems, for €84.5 million (approximately $115 million); and the repurchase of 575,000 shares of common stock for a total cost of $22.6 million.

Working capital was 16.6% of sales and total debt to total capitalization was 31.8% at quarter end.

FULL YEAR 2010 GUIDANCE:

“Global demand in the first half of 2010 proved to be stronger than expected and we leveraged this strength by executing well against our plans. The result was a strong start to the year in terms of sales, operating earnings and strategic initiatives,” said Pileggi. “Looking forward, we believe that the macro-economic trends seen in the first half -- stronger industrial MRO and slightly improved residential construction and utility demand offset by weak commercial construction markets -- will continue in the balance of 2010, albeit at a more modest rate. Given this and our first half performance, we are targeting mid-single digit sales growth for the full year 2010, including our recent acquisitions. We are narrowing our full-year 2010 operating earnings guidance (exclusive of charges) to a range of $2.50 to $2.65 per share from the previous range of $2.25 to $2.65.”

CORPORATE OVERVIEW

Thomas & Betts Corporation (www.tnb.com) is a leading designer and manufacturer of electrical components used in industrial, construction, communications and utility markets. The company is also a leading producer of commercial heating and ventilation units as well as highly engineered steel structures used for utility transmission. Headquartered in Memphis, Tenn., the company has manufacturing, distribution and office facilities worldwide.

CONFERENCE CALL AND WEBCAST INFORMATION:

Date:	Thursday, July 22, 2010
Time:	11:00 a.m. Eastern (10:00 a.m. Central)
Phone:	201-689-8341
Code:	None
URL:	www.tnb.com (audio only)
Replay:	201-612-7415, account 9517, ID 352798 (through July 29, 2010).

CAUTIONARY STATEMENT

This press release includes forward-looking statements that are identified by terms such as "optimistic," "trend," "will," and "believe." These statements discuss business strategies, economic outlook and future performance. These forward-looking statements make assumptions regarding the company's operations, business, economic and political environment, including, without limitation, customer demand, government regulation, terrorist acts and acts of war. The actual results may be materially different from any future results expressed or implied by such forward-looking statements. Please see the "Risk Factors" section of the company's Form 10-K for the fiscal year ended December 31, 2009 for further information related to these uncertainties. The company undertakes no obligation to publicly release any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year to Date

	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Net sales	$514,569	$460,996	$984,108	$920,831

Cost of sales	353,321	329,053	684,467	651,480
Gross profit	161,248	131,943	299,641	269,351
Gross profit - % of net sales	31.3%	28.6%	30.4%	29.3%

Selling, general and administrative	105,280	93,038	195,025	185,648
Selling, general and administrative - % of net sales	20.4%	20.2%	19.8%	20.2%

Earnings from operations	55,968	38,905	104,616	83,703
Earnings from operations - % of net sales	10.9%	8.4%	10.6%	9.1%

Interest expense, net	(8,902)	(8,378)	(17,273)	(17,839)
Other (expense) income, net	935	1,845	1,065	3,750

Earnings before income taxes	48,001	32,372	88,408	69,614

Income tax provision	14,400	9,711	26,855	20,884
Effective tax rate	30.0%	30.0%	30.4%	30.0%

Net earnings	$33,601	$22,661	$61,553	$48,730

Net earnings per share:
Basic earnings per share	$0.65	$0.43	$1.18	$0.93
Diluted earnings per share	$0.63	$0.43	$1.16	$0.92

Average shares outstanding:
Basic	51,965	52,283	51,989	52,449
Diluted	53,041	53,019	53,039	53,011

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(Unaudited)

	Quarter Ended		Year to Date

	June 30,	June 30,	June 30,	June 30,
	2010	2009	2010	2009

Net sales:
Electrical	$443,930	$383,358	$827,086	$752,190
Steel Structures	49,624	54,950	109,521	116,895
HVAC	21,015	22,688	47,501	51,746

Total net sales	$514,569	$460,996	$984,108	$920,831

Segment earnings:
Electrical	$86,872	$58,773	$153,748	$116,213
Steel Structures	8,045	12,118	17,935	26,548
HVAC	2,307	2,562	6,598	8,284

Total reportable segment earnings	$97,224	$73,453	$178,281	$151,045

Corporate expense	(17,703)	(11,810)	(27,590)	(23,008)
Depreciation and amortization expense	(20,696)	(19,205)	(39,585)	(37,993)
Share-based compensation expense	(2,857)	(3,533)	(6,490)	(6,341)
Interest expense, net	(8,902)	(8,378)	(17,273)	(17,839)
Other (expense) income, net	935	1,845	1,065	3,750

Earnings before income taxes	$48,001	$32,372	$88,408	$69,614

Segment earnings - % of net sales:
Electrical	19.6%	15.3%	18.6%	15.4%
Steel Structures	16.2%	22.1%	16.4%	22.7%
HVAC	11.0%	11.3%	13.9%	16.0%
Total	18.9%	15.9%	18.1%	16.4%

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	December 31,
	2010	2009

ASSETS

Current assets:
Cash and cash equivalents	$385,627	$478,613
Restricted cash	2,918	2,918
Receivables, net	265,069	197,640
Inventories	234,346	209,268
Other current assets	52,874	55,544
Total current assets	940,834	943,983

Net property, plant and equipment	310,340	296,820
Goodwill	933,079	902,053
Other intangible assets	294,563	243,930
Other assets	65,514	66,621

Total assets	$2,544,330	$2,453,407

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$400	$522
Accounts payable	174,428	149,556
Accrued liabilities	133,860	113,654
Income taxes payable	19,257	8,849
Total current liabilities	327,945	272,581

Long-term debt, net of current maturities	638,160	638,014
Other long-term liabilities	211,748	201,603

Shareholders' equity	1,366,677	1,341,209

Total liabilities and shareholders' equity	$2,544,530	$2,453,407

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year to Date

	June 30,	June 30,
	2010	2009

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$61,553	$48,730
Adjustments:
Depreciation and amortization	39,585	37,993
Share-based compensation expense	6,490	6,341
Deferred income taxes	(6,600)	276
Changes in operating assets and liabilities, net (a):
Receivables	(57,271)	(6,520)
Inventories	(21,782)	33,450
Accounts payable	18,117	(51,191)
Accrued liabilities	16,386	(25,567)
Income taxes payable	16,342	(2,270)
Other	4,633	7,188
Net cash provided by (used in) operating activities	77,453	48,430

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of businesses, net of cash acquired	(99,511)	-
Purchases of property, plant and equipment	(13,706)	(21,117)
Restricted cash used for change in control payments	-	5,054
Other	26	937
Net cash provided by (used in) investing activities	(113,191)	(15,126)

CASH FLOWS FROM FINANCING ACTIVITIES:
Revolving credit facility proceeds (repayments), net	-	110,000
Repayment of debt and other borrowings	(35,646)	(148,218)
Stock options exercised	4,393	270
Repurchase of common shares	(22,580)	(11,139)
Other	821	13
Net cash provided by (used in) financing activities	(53,012)	(49,074)

EFFECT OF EXCHANGE RATE ON CASH AND CASH EQUIVALENTS	(4,236)	8,406

Net increase (decrease) in cash and cash equivalents	(92,986)	(7,364)
Cash and cash equivalents at beginning of period	478,613	292,494
Cash and cash equivalents at end of period	$385,627	$285,130

Cash payments for interest	$18,057	$20,443
Cash payments for income taxes	$19,037	$21,708

(a) Net of foreign exchange and acquisition effects

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Selected Information
(In millions, except E.P.S.)
(Unaudited)

Reconciliation of Excluded Items

	Consolidated
	Quarter Ended

	June 30, 2010		June 30, 2009
	Net-of-Tax	E.P.S.	Net-of-Tax	E.P.S.

Reported net earnings	$33.6	$0.63	$22.7	$0.43

Excluded Items:
Environmental remediation charges (a)	3.3	0.06	-	-
Total excluded items	3.3	0.06	-	-

Net earnings excluding items	$36.9	$0.69	$22.7	$0.43

(a) Charges are reflected in Segment Information as Corporate expense.

Note: The Selected Information above is not calculated in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered a substitute for or superior to financial measures in accordance with GAAP. Management believes these non-GAAP financial measures provide investors and our management with additional useful information to measure and forecast our liquidity and operating results and to compare our liquidity and operating results on a more consistent basis against that of other companies in the markets that we serve.

THOMAS & BETTS CORPORATION AND SUBSIDIARIES
Selected Information (continued)
(In thousands, except ratios)
(Unaudited)

Reconciliation of Free Cash Flow

	Year to Date

	June 30,	June 30,
	2010	2009

Net cash provided by (used in) operating activities	$77,453	$48,430

Less: Purchases of property, plant and equipment	(13,706)	(21,117)

Free Cash Flow	$63,747	$27,313

Reconciliation of Working Capital as a Percentage of Sales

	June 30,	December 31,	June 30,
	2010	2009	2009

Receivables, net	$265,069	$197,640	$236,627
Inventories	234,346	209,268	245,853
Accounts payable	(174,428)	(149,556)	(130,449)
Working capital, as defined	$324,987	$257,352	$352,031

Net sales - rolling 4 quarters	$1,961,977	$1,898,700	$2,157,652

Working capital as a percentage of sales	16.6%	13.6%	16.3%

Reconciliation of Total Debt-to-Total Capitalization

	June 30,	December 31,
	2010	2009

Current maturities of long-term debt	$400	$522
Long-term debt, net of current maturities	638,160	638,014
Total debt	638,560	638,536

Shareholders' equity	1,366,677	1,341,209

Total capitalization	$2,005,237	$1,979,745

Total debt-to-total capitalization	31.8%	32.3%

Note: The Selected Information above is not calculated in accordance with Generally Accepted Accounting Principles (GAAP) and should not be considered a substitute for or superior to financial measures in accordance with GAAP. Management believes these non-GAAP financial measures provide investors and our management with additional useful information to measure and forecast our liquidity and operating results and to compare our liquidity and operating results on a more consistent basis against that of other companies in the markets that we serve.

CONTACT:
Thomas & Betts Corporation
Tricia Bergeron, 901-252-8266
tricia.bergeron@tnb.com